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                   News From First Chester County Corporation
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  FOR IMMEDIATE RELEASE                CONTACT:
                                       First National Bank Shareholder Relations
                                       (610) 344-2686
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                        First Chester County Corporation
                         Announces First Quarter Results
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                           11.6% Stock Price Increase

(May 1, 2001 - West Chester, PA) Charles E. Swope, Chairman of the Board and President of First National Bank of Chester County, subsidiary of First Chester County Corporation, announced that First Chester County Corporation common stock has increased 11.6% from January 1, 2001 to March 31, 2001. The calculation was based on the average between the bid and ask prices quoted by market makers on the respective dates.

                       15.3% Increase in Equipment Leasing

Equipment leasing net outstandings for the quarter ended March 31, 2001 increased to $25.4 million, a 15.3% increase when compared to the same period in 2000. Revenue on equipment leasing increased 11.7% over the same period. These increases are a direct result of aggressive sales and marketing efforts in addition to excellent service provided to current and new equipment leasing customers.

                      First Quarter Net Income $1.3 Million

Total net income for the three months ended March 31, 2001 was $1.3 million or $0.30 on a per share basis. Bank assets at March 31, 2001 were $548.0 million. First quarter results were less than expected as the Bank's net interest margin and fees earned on Financial Management Services Assets were impacted by the declining interest rates and lower stock market valuations.

                   $42 million awarded to First National Bank

The Financial Management Services Department of First National Bank was awarded a $42 million investment relationship from the proceeds of the sale of the Coatesville Water Authority. On March 22, 2001, First National received the initial investment of $35 million from the city of Coatesville. The Bank anticipates the opening of a Branch Office in Coatesville in the next 18 months. President Swope stated, "This relationship is an example of our commitment to the development and growth of Chester County."

                            Lionville Branch Opening

                         Bank will expand to 18 Branches

This summer, First National Bank of Chester County will open its 13th Branch Office in Chester County. The Lionville Branch Office will offer First National's full line of products and services for commercial and residential customers. This Branch is part of the Bank's strategic plan for 18 Branch Offices in Chester County.

For more information, please contact the Bank's Shareholder Relations Department at 610 344-2686 or visit our interactive website at www.fnbchestercounty.com.
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